Exhibit 10.5

PROMISSORY NOTE

$300,000.00	Philadelphia, Pennsylvania
March 27, 2006

FOR VALUE RECEIVED, DEKANIA ACQUISITION CORP., a Delaware corporation with an address of 1818 Market Street, 28th Floor, Philadelphia, PA 19103 (“Maker”), promises to pay to the order of COHEN BROS. ACQUISITIONS, LLC, a Delaware limited liability company with an address of 1818 Market Street, 28th Floor, Philadelphia, PA 19103 (“Payee”), at the foregoing address of Payee, or at such other office of Payee or such other place as Payee may designate from time to time by written notice to Maker, the principal sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00) lawful money of the United States of America, and payable as hereinafter provided (the “Loan”).

1. Interest Rate. The Loan shall bear no interest.

2. Repayment Loan. Unless sooner paid, the entire amount of this Note shall be due and payable in a balloon payment in full on the earlier of (i) December 31, 2007 or (ii) three (3) business days after the date on which Maker consummates an initial public offering of its securities.

3. Prepayments. Maker may prepay at any time all or any portion of the unpaid sum hereunder.

4. Successors and Assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker. This Note inures to the benefit of Payee and binds Maker, and their respective successors and assigns, and the words “Payee” and “Maker” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

5. Governing Law. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the undersigned has executed this Note the day and year first above written.

DEKANIA ACQUISITION CORP.

By:	/s/ Paul Vernhes
Name: Paul Vernhes
Title: CFO